Amalgamated Financial Corp. Reports Record Second Quarter 2022 Financial Results

NEW YORK, July 28, 2022 – (Globe Newswire) -- Amalgamated Financial Corp. (the “Company” or “Amalgamated”) (Nasdaq: AMAL), the holding company for Amalgamated Bank (the “Bank”), today announced record financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 Highlights
•Record earnings of $19.6 million, or $0.63 per diluted share, compared to $14.2 million, or $0.45 per diluted share, on a linked quarter basis
•Excluding the tax credit or accelerated depreciation impact of our solar tax equity investments, core net income was $20.9 million, or $0.67 per diluted share, as compared to $14.3 million, or $0.45 per diluted share, on a linked quarter basis.
•Deposits increased $317.7 million, or 4.6%, to $7.3 billion on a linked quarter basis and political deposits increased by $131.5 million to $1.3 billion on a linked quarter basis.
•Industry leading average cost of deposits of eight basis points, where non-interest bearing deposits comprised 54% of total deposits.
•Loans, including net deferred origination costs increased $176.3 million, or 5.1%, to $3.6 billion, on a linked quarter basis
•PACE assessments grew $18.5 million to $742.1 million on a linked quarter basis, comprised of a $15.7 million increase in commercial and $2.8 million increase in residential.
•Net interest income grew $8.1 million, or 16.7%, to $56.5 million compared to $48.4 million, while net interest margin grew by 27 basis points to 3.03%, compared to 2.76%, each on a linked quarter basis.
•Credit quality improved with criticized loans declining $43.5 million, or 24.26%, to $135.8 million, on a linked quarter basis.
•Repurchased approximately 463,900 shares, or $8.8 million of common stock under our $40 million share repurchase program announced in the first quarter of 2022.
•Regulatory capital remains above bank “well capitalized” standards.

Priscilla Sims Brown, President and Chief Executive Officer, commented, “As I reflect on my first year as CEO of Amalgamated, we have done what we said we would do. We have implemented our lending strategy and financed these investment through earnings. We leaned deeper into our mission by lending to customer segments focused on sustainability, economic justice, community financing, and other social causes. We built a reliable lending platform staffed with experienced bankers, enabling us to sustain profitable growth and continue developing our industry-leading deposit franchise. And all of these accomplishments have resulted in financial performance that proves socially responsible banking and profitability can exist together to create our uniquely valuable franchise.”

Second Quarter Earnings

Net income for the second quarter of 2022 was $19.6 million, or $0.63 per diluted share, compared to $14.2 million, or $0.45 per diluted share, for the first quarter of 2022. The $5.4 million increase for the second quarter of 2022 compared to the preceding quarter was primarily driven by an $8.1 million increase in net interest income, partially offset by a $0.6 million increase in provision for loan losses, a $0.6 million loss on sales of securities, and a $2.0 million increase in income tax expense related to our increased pre-tax income.

Core net income excluding the effect of tax credits and accelerated depreciation from our solar investments (non-GAAP)1 for the second quarter of 2022 was $20.9 million, or $0.67 per diluted share, compared to $14.3 million, or $0.45 per diluted share, for the first quarter of 2022. Excluded from core net income for the second quarter of 2022 was $0.6 million of non-
[1] Reconciliations of non-GAAP financial measures to the most comparable GAAP measure are set forth on the last page of the financial information accompanying this press release and may also be found on our website, www.amalgamatedbank.com.

interest income related to losses on sales of securities, $0.3 million of non-interest expenses related to the now-terminated acquisition of Amalgamated Bank of Chicago (“ABOC”), and $0.9 million of accelerated depreciation from our solar investments (recorded as equity method non-interest income). Excluded for the first quarter of 2022 was $0.2 million of non-interest income related to gains on the sale of securities, $0.4 million of non-interest expenses related to the aforementioned terminated acquisition, and $0.1 million of tax credits on solar investments in the first quarter of 2022. Presentation excluding the temporary effect of the tax credits and accelerated depreciation of solar investments reduces the financial statement volatility associated with these investments.

Net interest income was $56.5 million for the second quarter of 2022, compared to $48.4 million for the first quarter of 2022. The $8.1 million increase from the preceding quarter mainly reflected higher interest income on securities and FHLB stock of $4.9 million driven by a $251.3 million increase in average securities and a 37 basis point increase in securities yield due to the rising interest rate environment. Loan interest income increased $2.6 million driven by a $224.1 million increase in average loan balances, offset by slightly higher interest expense on deposits driven by a $127.6 million increase in average interest bearing deposit balances.

Net interest margin was 3.03% for the second quarter of 2022, an increase of 27 basis points from 2.76% in the first quarter of 2022. The margin increase compared to the preceding quarter was driven by large increases on floating rate yields from interest-earning assets, while costs on interest-bearing liabilities remained flat. Prepayment penalties earned in loan income contributed two basis points to our net interest margin in the second quarter of 2022, compared to three basis points in the first quarter of 2022.

Provision for loan losses totaled an expense of $2.9 million for the second quarter of 2022 compared to an expense of $2.3 million in the first quarter of 2022. The increase in the provision expense on a linked quarter basis is primarily driven by a specific reserve from the downgrade of one legacy commercial and industrial loan.

Core non-interest income excluding the effect of tax credits and accelerated depreciation from our solar investments was $8.7 million for the second quarter of 2022, compared to $7.2 million in the first quarter of 2022. The increase of $1.5 million was primarily related to one-time beneficiary income on BOLI, as well as higher gains on sale of nonperforming commercial loans.

Non-interest expense for the second quarter of 2022 was $34.3 million, a decrease of $0.1 million from the first quarter of 2022. The decrease of $0.1 million from the preceding quarter is primarily driven by a $0.9 million decrease to data processing mainly related to the pass-through of certain Trust Department operating expense to related funds, offset by an expected $0.4 million increase in compensation and employee benefits and a $0.4 million increase in residential lending foreclosure expense.

Our provision for income tax expense was $6.9 million for the second quarter of 2022, compared to $4.9 million for the first quarter of 2022. The increase is based on a higher pre-tax income. Our effective tax rate for the second quarter of 2022 was 25.9%, compared to 25.8% for the first quarter of 2022.

Balance Sheet Quarterly Summary

Total assets were $7.9 billion at June 30, 2022, compared to $7.7 billion at March 31, 2022. The increase of $0.2 billion was driven primarily by a $178.2 million increase in loans receivable net of deferred fees and costs and a $113.8 million increase in investment securities offset by a reduction in cash of $41.5 million. To reduce exposure to interest rate volatility we also transferred $277.3 million of available-for-sale securities to held-to-maturity, resulting in $12.3 million of tax effected other comprehensive losses which will accrete out of balance sheet equity over the duration of the transferred securities.

Total loans, net of deferred loan origination costs at June 30, 2022 were $3.6 billion, an increase of $178.2 million, or 5.1%, compared to March 31, 2022. The increase in loans is primarily driven by a $92.9 million increase in residential loans mainly from direct originations, a $39.8 million increase in multifamily loans, a $36.9 million increase in our consumer and other loans due to solar loan originations from existing flow arrangements, and a $19.2 million increase in commercial and industrial loans, offset by a $13.2 million decrease in the commercial real estate portfolio as we selectively de-risk our exposure in metropolitan areas. Our continued focus on credit quality improvement in the commercial portfolio resulted in $15.6 million of payoffs of criticized loans in addition to certain other pass grade loans.

Deposits at June 30, 2022 were $7.3 billion, an increase of $317.7 million, or 4.6%, as compared to $7.0 billion as of March 31, 2022. Deposits held by politically active customers, such as campaigns, PACs, advocacy-based organizations, and state and national party committees were $1.3 billion as of June 30, 2022, an increase of $131.5 million on a linked quarter basis.
Noninterest-bearing deposits represent 54% of average deposits and 54% of ending deposits for the quarter ended June 30, 2022, contributing to an average cost of deposits of eight basis points in the second quarter of 2022.

Nonperforming assets totaled $65.3 million, or 0.82% of period-end total assets at June 30, 2022, an increase of $4.2 million, compared with $61.1 million, or 0.80% of period-end total assets at March 31, 2022. The increase in non-performing assets was primarily driven by the restructuring of $6.5 million in loans that are part of one borrower relationship, as well as two loans totaling $5.2 million that were moved to nonaccrual in the second quarter of 2022, partially offset by one $3.5 million nonaccrual multifamily loan that was paid off.

The allowance for loan losses increased $2.0 million to $39.5 million at June 30, 2022 from $37.5 million at March 31, 2022, primarily due to increases in loan balances, offset by improved credit quality. At June 30, 2022, we had $60.1 million of impaired loans for which there was a specific allowance of $6.1 million, compared to $58.2 million of impaired loans at March 31, 2022 for which there was a specific allowance of $4.6 million. The ratio of allowance to total loans was 1.08% at June 30, 2022 and 1.08% at March 31, 2022.

Capital Quarterly Summary

As of June 30, 2022, our Common Equity Tier 1 Capital Ratio was 11.76%, Total Risk-Based Capital Ratio was 14.42%, and Tier-1 Leverage Capital Ratio was 7.08%, compared to 12.36%, 15.16%, and 7.34%, respectively, as of March 31, 2022. Stockholders’ equity at June 30, 2022 was $498.0 million, compared to $526.8 million at March 31, 2022. The decrease in stockholders’ equity was driven by a $37.4 million increase in accumulated other comprehensive loss due to the tax effected mark-to-market on our securities portfolio and a $8.5 million decrease in additional paid-in capital due to our common stock repurchase activity, partially offset by $19.6 million of net income for the quarter.

Our tangible book value per share was $15.69 as of June 30, 2022 compared to $16.45 as of March 31, 2022, primarily as a result of a $37.4 million decline from the previous quarter in the tax effected mark-to-market adjustment for the fair value of our available-for-sale securities portfolio. The mark-to-market adjustment had no impact on our Tier 1 Capital Ratio or other risk based ratios. Tangible common equity was 6.07% of total assets, compared to 6.68% as of March 31, 2022.

Conference Call

As previously announced, Amalgamated Financial Corp. will host a conference call to discuss its second quarter 2022 results today, July 28th, 2022 at 11:00am (Eastern Time). The conference call can be accessed by dialing 1-877-407-9716 (domestic) or 1-201-493-6779 (international) and asking for the Amalgamated Financial Corp. Second Quarter 2022 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13730114. The telephonic replay will be available until August 5, 2022.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of our website at http://ir.amalgamatedbank.com/. The online replay will remain available for a limited time beginning immediately following the call.

The presentation materials for the call can be accessed on the investor relations section of our website at http://ir.amalgamatedbank.com/.

About Amalgamated Financial Corp.

Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of six branches in New York City, Washington D.C., San Francisco, and Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country's oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of June 30, 2022, our total assets were $7.9 billion, total net loans were $3.6 billion, and total deposits were $7.3 billion. Additionally, as of June 30, 2022, our trust business held $38.9 billion in assets under custody and $12.9 billion in assets under management.

Non-GAAP Financial Measures

This release (and the accompanying financial information and tables) refers to certain non-GAAP financial measures including, without limitation, “Core operating revenue,” “Core operating revenue excluding solar tax impact,” “Core non-interest expense,” “Core net income,” “Core net income excluding solar tax impact,” “Tangible common equity,” “Average tangible common equity,” “Core return on average assets,” “Core return on average assets excluding solar tax impact,” “Core return on average tangible common equity,” “Core return on average tangible common equity excluding solar tax impact,” “Core efficiency ratio,” and “Core efficiency ratio excluding solar tax impact.”

Our management utilizes this information to compare our operating performance for June 30, 2022 versus certain periods in 2022 and 2021 and to prepare internal projections. We believe these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of our operating performance. In addition, because intangible assets such as goodwill and other discrete items unrelated to our core business, which are excluded, vary extensively from company to company, we believe that the presentation of this information allows investors to more easily compare our results to those of other companies.

The presentation of non-GAAP financial information, however, is not intended to be considered in isolation or as a substitute for GAAP financial measures. We strongly encourage readers to review the GAAP financial measures included in this release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this release with other companies’ non-GAAP financial measures having the same or similar names. Reconciliations of non-GAAP financial disclosures to comparable GAAP measures found in this release are set forth in the final pages of this release and also may be viewed on our website, amalgamatedbank.com.

Terminology

Certain terms used in this release are defined as follows:

“Core operating revenue” is defined as total net interest income plus “core non-interest income”, defined as non-interest income excluding gains and losses on sales of securities and gains on the sale of owned property. We believe the most directly comparable GAAP financial measure is the total of net interest income and non-interest income.

“Core operating revenue excluding solar tax impact” is defined as total net interest income plus non-interest income excluding gains and losses on sales of securities, gains on the sale of owned property, and tax credits and depreciation on solar equity investments. We believe the most directly comparable GAAP financial measure is the total of net interest income and non-interest income.

“Core non-interest expense” is defined as total non-interest expense excluding costs related to branch closures and restructuring/severance costs. We believe the most directly comparable GAAP financial measure is total non-interest expense.

“Core net income” is defined as net income after tax excluding gains and losses on sales of securities, gains on the sale of owned property, costs related to branch closures, restructuring/severance costs, acquisition costs, and taxes on notable pre-tax items. We believe the most directly comparable GAAP financial measure is net income.

“Core net income excluding solar tax impact” is defined as net income after tax excluding gains and losses on sales of securities, gains on the sale of owned property, costs related to branch closures, restructuring/severance costs, acquisition costs, tax credits and depreciation on solar equity investments, and taxes on notable pre-tax items. We believe the most directly comparable GAAP financial measure is net income.

“Tangible common equity”, and “Tangible book value” are defined as stockholders’ equity excluding, as applicable, minority interests, preferred stock, goodwill and core deposit intangibles. We believe that the most directly comparable GAAP financial measure is total stockholders’ equity.

“Core return on average assets” is defined as “Core net income” divided by average total assets. We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets.

“Core return on average assets excluding solar tax impact” is defined as “Core net income excluding solar tax impact” divided by average total assets. We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets.

“Core return on average tangible common equity” is defined as “Core net income” divided by “Average tangible common equity.” We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity.

“Core return on average tangible common equity excluding solar tax impact” is defined as “Core net income excluding solar tax impact” divided by “Average tangible common equity.” We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity.

“Core efficiency ratio” is defined as “Core non-interest expense” divided by “Core operating revenue.” We believe the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income.

“Core efficiency ratio excluding solar tax impact” is defined as “Core non-interest expense” divided by “Core operating revenue excluding solar tax impact.” We believe the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Forward-Looking Statements

Statements included in this release that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements within the meaning of the Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified through the use of forward-looking terminology such as “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “in the future,” “may” and “intend,” as well as other similar words and expressions of the future, and in this release include statements related to the tax effected other comprehensive losses cycling out of balance sheet equity in the future. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, any or all of which could cause actual results to differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) continued fluctuation of the interest rate environment; (iii) our inability to maintain the historical growth rate of the loan portfolio; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on our results, including as a result of compression to net interest margin; (vi) greater than anticipated adverse conditions in the national or local economies including in our core markets, including, but not limited to, the negative impacts and disruptions resulting from the outbreak of the novel coronavirus, or COVID-19, which may continue to have an adverse impact on our business, operations and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (vii) fluctuations or unanticipated changes in interest rates on loans or deposits or that affect the yield curve; (vii) any matter that would cause us to conclude that there was impairment of any asset, including intangible assets; (ix) the results of regulatory examinations; (x) potential deterioration in real estate values; (xi) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (xii) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (xii) increased competition for experienced executives in the banking industry; (xiv) a failure in or breach of our operational or security systems or infrastructure, or those of third party vendors or other service providers, including as a result of unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; and (xv) the outcome of any legal proceedings that may be instituted against us in connection with the termination of the merger agreement with ABOC. Additional factors which could affect the forward-looking statements can be found in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at https://www.sec.gov/. We disclaim any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Jamie Lillis
Solebury Trout
shareholderrelations@amalgamatedbank.com
800-895-4172

Consolidated Statements of Income (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2022	2022	2021	2022	2021
INTEREST AND DIVIDEND INCOME
Loans	$33,766	$31,127	$30,156	$64,893	$61,265
Securities	24,307	19,115	13,094	43,422	25,264
Federal Home Loan Bank of New York stock	45	40	41	85	89
Interest-bearing deposits in banks	551	179	131	730	221
Total interest and dividend income	58,669	50,461	43,422	109,130	86,839
INTEREST EXPENSE
Deposits	1,481	1,402	1,431	2,883	3,003
Borrowed funds	690	691	—	1,381	—
Total interest expense	2,171	2,093	1,431	4,264	3,003
NET INTEREST INCOME	56,498	48,368	41,991	104,866	83,836
Provision for (recovery of) loan losses	2,912	2,293	1,682	5,205	(1,579)
Net interest income after provision for loan losses	53,586	46,075	40,309	99,661	85,415
NON-INTEREST INCOME
Trust Department fees	3,479	3,491	3,292	6,970	7,118
Service charges on deposit accounts	2,826	2,447	2,296	5,273	4,475
Bank-owned life insurance	1,283	814	531	2,097	1,319
Gain (loss) on sale of securities	(582)	162	321	(420)	342
Gain (loss) on sale of loans, net	492	(157)	720	335	1,426
Gain (loss) on other real estate owned, net	—	—	(407)	—	(407)
Equity method investments	(638)	432	(1,555)	(206)	(5,237)
Other	386	233	129	619	290
Total non-interest income	7,246	7,422	5,327	14,668	9,326
NON-INTEREST EXPENSE
Compensation and employee benefits	18,046	17,669	16,964	35,715	35,003
Occupancy and depreciation	3,457	3,440	3,352	6,897	6,853
Professional fees	2,745	2,815	3,211	5,560	6,871
Data processing	4,327	5,184	3,322	9,511	6,327
Office maintenance and depreciation	784	725	820	1,509	1,475
Amortization of intangible assets	261	262	302	523	604
Advertising and promotion	761	854	628	1,615	1,225
Other	3,965	3,448	2,796	7,413	5,831
Total non-interest expense	34,346	34,397	31,395	68,743	64,189
Income before income taxes	26,486	19,100	14,241	45,586	30,552
Income tax expense (benefit)	6,873	4,935	3,833	11,808	7,955
Net income	$19,613	$14,165	$10,408	$33,778	$22,597
Earnings per common share - basic	$0.64	$0.46	$0.33	$1.09	$0.73
Earnings per common share - diluted	$0.63	$0.45	$0.33	$1.08	$0.72

Consolidated Statements of Financial Condition

($ in thousands)	June 30, 2022	December 31, 2021
Assets	(unaudited)
Cash and due from banks	$6,075	$8,622
Interest-bearing deposits in banks	326,463	321,863
Total cash and cash equivalents	332,538	330,485
Securities:
Available for sale, at fair value (amortized cost of $2,193,657 and $2,103,049, respectively)	2,105,547	2,113,410
Held-to-maturity (fair value of $1,317,058 and $849,704, respectively)	1,375,666	843,569
Loans held for sale	5,657	3,279
Loans receivable, net of deferred loan origination costs (fees)	3,648,404	3,312,224
Allowance for loan losses	(39,477)	(35,866)
Loans receivable, net	3,608,927	3,276,358

Resell agreements	225,926	229,018
Accrued interest and dividends receivable	31,001	28,820
Premises and equipment, net	10,870	11,735
Bank-owned life insurance	106,163	107,266
Right-of-use lease asset	31,728	33,115
Deferred tax asset	56,194	26,719
Goodwill	12,936	12,936
Other intangible assets	3,628	4,151
Equity investments	6,271	6,856
Other assets	30,205	50,159
Total assets	$7,943,257	$7,077,876
Liabilities
Deposits	$7,291,167	$6,356,255
Subordinated debt	83,899	83,831
Operating leases	45,605	48,160
Other liabilities	24,545	25,755
Total liabilities	7,445,216	6,514,001

Stockholders’ equity
Common stock, par value $.01 per share (70,000,000 shares authorized; 30,684,246 and 31,130,143 shares issued and outstanding, respectively)	307	311
Additional paid-in capital	286,901	297,975
Retained earnings	288,868	260,047
Accumulated other comprehensive income (loss), net of income taxes	(78,168)	5,409
Total Amalgamated Financial Corp. stockholders' equity	497,908	563,742
Noncontrolling interests	133	133
Total stockholders' equity	498,041	563,875
Total liabilities and stockholders’ equity	$7,943,257	$7,077,876

Select Financial Data

	As of and for the			As of and for the
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Shares in thousands)	2022	2022	2021	2022	2021
Selected Financial Ratios and Other Data:
Earnings per share
Basic	$0.64	$0.46	$0.33	$1.09	$0.73
Diluted	0.63	0.45	0.33	1.08	0.72
Core net income (non-GAAP)
Basic	$0.66	$0.46	$0.33	$1.12	$0.74
Diluted	0.65	0.46	0.32	1.11	0.73
Core net income excluding solar tax impact (non-GAAP)
Basic	$0.68	$0.46	$0.37	$1.14	$0.88
Diluted	0.67	0.45	0.36	1.12	0.87
Book value per common share (excluding minority interest)	$16.23	$16.99	$17.64	$16.23	$17.64
Tangible book value per share (non-GAAP)	$15.69	$16.45	$17.07	$15.69	$17.07
Common shares outstanding	30,684	30,995	31,074	30,684	31,074
Weighted average common shares outstanding, basic	30,818	31,107	31,136	30,962	31,109
Weighted average common shares outstanding, diluted	31,189	31,456	31,572	31,332	31,545

Select Financial Data

	As of and for the			As of and for the
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2022	2022	2021	2022	2021
Selected Performance Metrics:
Return on average assets	1.01%	0.78%	0.65%	0.90%	0.72%
Core return on average assets (non-GAAP)	1.05%	0.79%	0.64%	0.92%	0.74%
Core return on average assets excluding solar tax impact (non-GAAP)	1.08%	0.79%	0.72%	0.94%	0.87%
Return on average equity	15.20%	10.25%	7.62%	12.64%	8.36%
Core return on average tangible common equity (non-GAAP)	16.25%	10.72%	7.70%	13.38%	8.86%
Core return on average tangible common equity excluding solar tax impact (non-GAAP)	16.76%	10.68%	8.68%	13.61%	10.44%
Average equity to average assets	6.67%	7.58%	8.57%	7.11%	8.63%
Tangible common equity to tangible assets	6.07%	6.68%	8.09%	6.07%	8.09%
Loan yield	3.86%	3.85%	3.82%	3.86%	3.83%
Securities yield	2.66%	2.28%	2.15%	2.48%	2.17%
Deposit cost	0.08%	0.09%	0.10%	0.08%	0.11%
Net interest margin	3.03%	2.76%	2.75%	2.90%	2.80%
Efficiency ratio (1)	53.88%	61.65%	66.35%	57.51%	68.90%
Core efficiency ratio (non-GAAP)	52.90%	61.07%	66.80%	56.69%	67.98%
Core efficiency ratio excluding solar tax impact (non-GAAP)	52.20%	61.14%	64.39%	56.32%	64.11%

Asset Quality Ratios:
Nonaccrual loans to total loans	0.67%	0.84%	1.64%	0.67%	1.64%
Nonperforming assets to total assets	0.82%	0.80%	1.08%	0.82%	1.08%
Allowance for loan losses to nonaccrual loans	161.81%	129.71%	73.20%	161.81%	73.20%
Allowance for loan losses to total loans	1.08%	1.08%	1.20%	1.08%	1.20%
Annualized net charge-offs (recoveries) to average loans	0.11%	0.08%	0.04%	0.09%	0.12%

Capital Ratios:
Tier 1 leverage capital ratio	7.08%	7.34%	7.93%	7.08%	7.93%
Tier 1 risk-based capital ratio	11.76%	12.36%	13.63%	11.76%	13.63%
Total risk-based capital ratio	14.42%	15.16%	14.68%	14.42%	14.68%
Common equity tier 1 capital ratio	11.76%	12.36%	13.63%	11.76%	13.63%

(1) Efficiency ratio is calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income

Loan and Held-to-Maturity Securities Portfolio Composition

(In thousands)	At June 30, 2022		At March 31, 2022		At June 30, 2021
	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial portfolio:
Commercial and industrial	$743,403	20.4%	$724,177	20.9%	$619,037	19.5%
Multifamily	853,514	23.4%	813,702	23.5%	848,651	26.8%
Commercial real estate	340,987	9.4%	354,174	10.2%	351,707	11.1%
Construction and land development	43,212	1.2%	40,242	1.2%	42,303	1.3%
Total commercial portfolio	1,981,116	54.4%	1,932,295	55.8%	1,861,698	58.7%

Retail portfolio:
Residential real estate lending	1,236,088	33.9%	1,143,175	33.0%	1,085,791	34.3%
Consumer and other	426,394	11.7%	389,452	11.2%	222,265	7.0%
Total retail	1,662,482	45.6%	1,532,627	44.2%	1,308,056	41.3%
Total loans held for investment	3,643,598	100.0%	3,464,922	100.0%	3,169,754	100.0%

Net deferred loan origination costs (fees)	4,806		5,252		5,707
Allowance for loan losses	(39,477)		(37,542)		(38,012)
Total loans, net	$3,608,927		$3,432,632		$3,137,449

Held-to-maturity securities portfolio:
PACE assessments	$742,146	53.9%	$723,646	76.5%	$545,795	87.4%
Other securities	633,520	46.1%	222,701	23.5%	79,031	12.6%
Total held-to-maturity securities	$1,375,666	100.0%	$946,347	100.0%	$624,826	100.0%

Net Interest Income Analysis

	Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
(In thousands)	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate

Interest earning assets:
Interest-bearing deposits in banks	$305,134	$551	0.72%	$423,878	$179	0.17%	$510,473	$131	0.10%
Securities and FHLB stock	3,443,987	23,308	2.71%	3,192,642	18,435	2.34%	2,298,264	12,651	2.21%
Resell Agreements	231,468	1,044	1.81%	219,221	720	1.33%	148,977	484	1.30%
Total loans, net (1)(2)	3,504,223	33,766	3.86%	3,280,115	31,127	3.85%	3,162,896	30,156	3.82%
Total interest earning assets	7,484,812	58,669	3.14%	7,115,856	50,461	2.88%	6,120,610	43,422	2.85%
Non-interest earning assets:
Cash and due from banks	9,296			9,226			7,545
Other assets	266,186			267,689			266,613
Total assets	$7,760,294			$7,392,771			$6,394,768

Interest bearing liabilities:
Savings, NOW and money market deposits	$3,030,788	$1,332	0.18%	$2,896,086	$1,247	0.17%	$2,567,396	$1,174	0.18%
Time deposits	192,181	149	0.31%	199,340	155	0.32%	258,257	257	0.40%
Total deposits	3,222,969	1,481	0.18%	3,095,426	1,402	0.18%	2,825,653	1,431	0.20%
Other Borrowings	83,886	690	3.30%	84,597	691	3.31%	—	—	0.00%
Total interest bearing liabilities	3,306,855	2,171	0.26%	3,180,023	2,093	0.27%	2,825,653	1,431	0.20%
Non-interest bearing liabilities:
Demand and transaction deposits	3,855,735			3,549,483			2,909,555
Other liabilities	80,274			102,874			111,794
Total liabilities	7,242,864			6,832,380			5,847,002
Stockholders' equity	517,430			560,391			547,766
Total liabilities and stockholders' equity	$7,760,294			$7,392,771			$6,394,768

Net interest income / interest rate spread		$56,498	2.88%		$48,368	2.61%		$41,991	2.65%
Net interest earning assets / net interest margin	$4,177,957		3.03%	$3,935,833		2.76%	$3,294,957		2.75%

Total Cost of Deposits			0.08%			0.09%			0.10%

(1) Amounts are net of deferred origination costs (fees) and the allowance for loan losses
(2) Includes prepayment penalty interest income in 2Q2022, 1Q2022, and 2Q2021 of $379, $399, and $504, respectively (in thousands)

Net Interest Income Analysis

	Six Months Ended
	June 30, 2022			June 30, 2021
(In thousands)	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate

Interest earning assets:
Interest-bearing deposits in banks	$364,178	$730	0.40%	$445,340	$221	0.10%
Securities and FHLB stock	3,319,009	41,743	2.54%	2,208,263	24,451	2.23%
Resell Agreements	225,378	1,764	1.58%	151,607	902	1.20%
Total loans, net (1)(2)	3,392,788	64,893	3.86%	3,228,235	61,265	3.83%
Total interest earning assets	7,301,353	109,130	3.01%	6,033,445	86,839	2.90%
Non-interest earning assets:
Cash and due from banks	9,261			7,432
Other assets	266,932			272,930
Total assets	$7,577,546			$6,313,807

Interest bearing liabilities:
Savings, NOW and money market deposits	$2,963,809	$2,579	0.18%	$2,540,277	$2,395	0.19%
Time deposits	195,741	304	0.31%	269,063	608	0.46%
Total deposits	3,159,550	2,883	0.18%	2,809,340	3,003	0.22%
Other Borrowings	84,239	1,381	3.31%	249	—	0.00%
Total interest bearing liabilities	3,243,789	4,264	0.27%	2,809,589	3,003	0.22%
Non-interest bearing liabilities:
Demand and transaction deposits	3,703,455			2,848,401
Other liabilities	91,510			110,654
Total liabilities	7,038,754			5,768,644
Stockholders' equity	538,792			545,163
Total liabilities and stockholders' equity	$7,577,546			$6,313,807

Net interest income / interest rate spread		$104,866	2.74%		$83,836	2.68%
Net interest earning assets / net interest margin	$4,057,564		2.90%	$3,223,856		2.80%

Total Cost of Deposits			0.08%			0.11%

(1) Amounts are net of deferred origination costs (fees) and the allowance for loan losses
(2) Includes prepayment penalty interest income in June YTD 2022 and June YTD 2021 of $778 and $1,146, respectively (in thousands)

Deposit Portfolio Composition

(In thousands)	June 30, 2022	March 31, 2022	June 30, 2021

Non-interest bearing demand deposit accounts	$3,965,907	$3,759,349	$2,948,718
NOW accounts	208,795	212,550	200,758
Money market deposit accounts	2,540,657	2,416,201	2,136,719
Savings accounts	388,185	386,253	371,047
Time deposits	187,623	199,120	252,750
Total deposits	$7,291,167	$6,973,473	$5,909,992

	Three Months Ended
	June 30, 2022		March 31, 2022		June 30, 2021
(In thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid

Non-interest bearing demand deposit accounts	$3,855,735	0.00%	$3,549,482	0.00%	$2,909,554	0.00%
NOW accounts	211,007	0.09%	208,134	0.08%	204,341	0.08%
Money market deposit accounts	2,431,571	0.19%	2,310,294	0.19%	1,993,643	0.21%
Savings accounts	388,210	0.11%	377,659	0.11%	369,412	0.10%
Time deposits	192,181	0.31%	199,340	0.32%	258,257	0.43%
Total deposits	$7,078,704	0.08%	$6,644,909	0.09%	$5,735,207	0.10%

Asset Quality

(In thousands)	June 30, 2022	March 31, 2022	June 30, 2021
Loans 90 days past due and accruing	$—	$—	$—
Nonaccrual loans held for sale	4,841	2,490	—
Nonaccrual loans excluding held for sale loans and restructured loans	8,109	10,835	31,437
Troubled debt restructured loans - nonaccrual	16,288	18,107	20,494
Troubled debt restructured loans - accruing	35,683	29,259	18,683
Other real estate owned	307	307	307
Impaired securities	56	59	59
Total nonperforming assets	$65,284	$61,057	$70,980

Nonaccrual loans:
Commercial and industrial	$9,550	$8,099	$14,561
Multifamily	3,494	3,537	10,266
Commercial real estate	3,931	3,988	4,066
Construction and land development	5,053	5,053	—
Total commercial portfolio	22,028	20,677	28,893

Residential real estate lending	898	7,404	22,320
Consumer and other	1,471	861	718
Total retail portfolio	2,369	8,265	23,038
Total nonaccrual loans	$24,397	$28,942	$51,931

Nonaccrual loans to total loans	0.67%	0.84%	1.64%
Nonperforming assets to total assets	0.82%	0.80%	1.08%
Allowance for loan losses to nonaccrual loans	161.81%	129.71%	73.20%
Allowance for loan losses to total loans	1.08%	1.08%	1.20%
Annualized net charge-offs (recoveries) to average loans	0.11%	0.08%	0.04%

Credit Quality

	June 30, 2022
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$710,534	$7,923	$24,946	$—	$743,403
Multifamily	800,167	25,433	27,914	—	853,514
Commercial real estate	301,243	20,966	18,778	—	340,987
Construction and land development	35,736	—	7,476	—	43,212
Residential real estate lending	1,235,190	—	898	—	1,236,088
Consumer and other	424,923	—	1,471	—	426,394
Total loans	$3,507,793	$54,322	$81,483	$—	$3,643,598

	March 31, 2022
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$691,834	$7,221	$25,122	$—	$724,177
Multifamily	745,349	32,737	35,616	—	813,702
Commercial real estate	291,320	2,899	59,955	—	354,174
Construction and land development	32,766	—	7,476	—	40,242
Residential real estate lending	1,135,481	290	7,404	—	1,143,175
Consumer and other	388,907	—	545	—	389,452
Total loans	$3,285,657	$43,147	$136,118	$—	$3,464,922

	June 30, 2021
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$568,878	$17,569	$32,133	$457	$619,037
Multifamily	711,551	101,579	32,348	3,173	848,651
Commercial real estate	234,018	45,236	72,453	—	351,707
Construction and land development	34,414	535	7,354	—	42,303
Residential real estate lending	1,063,176	295	22,320	—	1,085,791
Consumer and other	221,835	—	430	—	222,265
Total loans	$2,833,872	$165,214	$167,038	$3,630	$3,169,754

Reconciliation of GAAP to Non-GAAP Financial Measures
The information provided below presents a reconciliation of each of our non-GAAP financial measures to the most directly comparable GAAP financial measure.

	As of and for the			As of and for the
	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Core operating revenue
Net Interest income (GAAP)	$56,498	$48,368	$41,991	$104,866	$83,836
Non-interest income	7,246	7,422	5,327	14,668	9,327
Less: Securities (gain) loss	582	(162)	(321)	420	(339)
Core operating revenue (non-GAAP)	64,326	55,628	46,997	119,954	92,824
Add: Tax (credits) depreciation on solar investments	862	(64)	1,760	798	5,597
Core operating revenue excluding solar tax impact (non-GAAP)	65,188	55,564	48,757	120,752	98,421

Core non-interest expense
Non-interest expense (GAAP)	$34,346	$34,397	$31,395	$68,743	$64,189
Less: Severance (1)	(34)	(52)	—	(86)	(1,090)
Less: ABOC	(282)	(371)	—	(653)	—
Core non-interest expense (non-GAAP)	34,030	33,974	31,395	68,004	63,099

Core net income
Net Income (GAAP)	$19,613	$14,165	$10,408	$33,778	$22,598
Less: Securities (gain) loss	582	(162)	(321)	420	(339)
Add: Severance (1)	34	52	—	86	1,090
Add: ABOC	282	371	—	653	—
Less: Tax on notable items	(233)	(67)	86	(300)	(196)
Core net income (non-GAAP)	20,278	14,359	10,173	34,637	23,153
Add: Tax (credits) depreciation on solar investments	862	(64)	1,760	798	5,597
Add: Tax effect of solar income	(224)	17	(474)	(207)	(1,457)
Core net income excluding solar tax impact (non-GAAP)	20,916	14,312	11,459	35,228	27,293

Tangible common equity
Stockholders' equity (GAAP)	$498,041	$526,762	$548,211	$498,041	$548,211
Less: Minority interest	(133)	(133)	(133)	(133)	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(3,628)	(3,890)	(4,755)	(3,628)	(4,755)
Tangible common equity (non-GAAP)	481,344	509,803	530,387	481,344	530,387

Average tangible common equity
Average stockholders' equity (GAAP)	$517,430	$560,391	$547,766	$538,792	$545,163
Less: Minority interest	(133)	(133)	(133)	(133)	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(3,755)	(4,017)	(4,903)	(3,886)	(5,052)
Average tangible common equity (non-GAAP)	500,606	543,305	529,794	521,837	527,042

Core return on average assets
Denominator: Total average assets	7,760,294	7,392,773	6,394,768	7,577,547	6,313,807
Core return on average assets (non-GAAP)	1.05%	0.79%	0.64%	0.92%	0.74%
Core return on average assets excluding solar tax impact (non-GAAP)	1.08%	0.79%	0.72%	0.94%	0.87%

Core return on average tangible common equity
Denominator: Average tangible common equity	500,606	543,305	529,794	521,837	527,042
Core return on average tangible common equity (non-GAAP)	16.25%	10.72%	7.70%	13.38%	8.86%
Core return on average tangible common equity excluding solar tax impact (non-GAAP)	16.76%	10.68%	8.68%	13.61%	10.44%

Core efficiency ratio
Numerator: Core non-interest expense (non-GAAP)	$34,030	$33,974	$31,395	$68,004	$63,099
Core efficiency ratio (non-GAAP)	52.90%	61.07%	66.80%	56.69%	67.98%
Core efficiency ratio excluding solar tax impact (non-GAAP)	52.20%	61.14%	64.39%	56.32%	64.11%
(1) Salary and COBRA reimbursement expense for positions eliminated